Exhibit 8.1
SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20006 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

February 23, 2012

Diana Containerships Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

                      Re:           Diana Containerships Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Diana Containerships Inc. (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the registration statement on Form F-3 (the "Registration Statement"), as filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $250,000,000 of securities and (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus").  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2011 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the section entitled "ITEM 10.E. Taxation—United States Federal Income Tax Considerations" and in the risk factors entitled "We may be treated as a 'passive foreign investment company,' which could have certain adverse U.S. Federal income tax consequences to U.S. holders" and "We may have to pay tax on United States source income, which would reduce our earnings," we hereby confirm that the opinions with respect to United States federal income tax considerations expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Diana Containerships Inc.
February 23, 2012

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us (i) in the Annual Report in the section entitled "ITEM 10.E. Taxation—United States Federal Income Tax Considerations" and in the risk factors entitled "We may be treated as a 'passive foreign investment company,' which could have certain adverse U.S. Federal income tax consequences to U.S. holders" and "We may have to pay tax on United States source income, which would reduce our earnings," and (ii) in the section in the Prospectus entitled "Legal Matters," without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

             Very truly yours,

             /s/ Seward & Kissel LLP

SK 26949 0001 1268413